                                                       &n bsp;                    Exhibit 10.2

ELECTRIC POWER SUPPLY AGREEMENT

Between Ameren Energy Marketing Company

And

Central Illinois Public Service Company

THIS ELECTRIC POWER SUPPLY AGREEMENT (hereinafter “EPSA”) made as of this 1st day of December, 1999, as amended this 30th day of March, 2001, and also as amended this 5th day of November, 2004, by and between A MEREN ENERGY MARKETING COMPANY, (hereinafter “Company”) and CENTRAL ILLINOIS PUBLIC SERVICE COMPANY, d.b.a. AmerenCIPS (hereinafter "Customer") (Company and Customer may be identified collectively as “Parties” or individually as a “Party”) is for the supply by Company of all electric p ower and energy, including ancillary services, needed to meet the Customer’s full requirements for electric power and energy.

WHEREAS, Company is engaged in the business of purchasing and reselling electric power and energy; and

WHEREAS, Customer, which is an electric public utility in Illinois, has restructured its operations in response to and in accordance with the Illinois Electric Service Customer Choice and Rate Relief Law of 1997 (the “Customer Choice Law”) by transferring all of its existing generating facilities to a newly-formed generation-company affiliate (“Ameren Energy Generating Company” or “Genco”); and

WHEREAS, Company has entered into an agreement to purchase from Genco all of the capacity and energy available from the generating units that were transferred by Customer to Genco and any additional generating units that may be acquired by Genco in the future; and

WHEREAS, Customer is required by the Customer Choice Law to continue to offer bundled retail electric service within its existing retail electric service area in Illinois at rates specified by the Illinois Commerce Commission (“ICC”) through December 31, 2006; and

WHEREAS, Customer may continue to make bundled sales of electricity to existing wholesale electric service customers; and

WHEREAS, Customer is also obligated by the Customer Choice Law to offer retail electric service to customers in Illinois under unbundled, market-priced tariffs on file with the ICC and may also sell power to others at market-based rates (“Market Price Sales”) through December 31, 2006; and

WHEREAS, a portion of the capacity and energy supplied by Company to Customer shall be provided in the form of certain ancillary services to fulfill Customer’s generation-based ancillary service requirements in support of its bundled sales and resales to Customer’s transmission customers under the Ameren Open Access Transmission, or any successor tariff thereof (“Ameren OATT”); and

WHEREAS, Customer desires to acquire from Company all the electric power and energy that is needed to enable it to provide electric service after the transfer of its generating units; and

WHEREAS, Company is capable of supplying all such power and energy to Customer and desires to do so pursuant to the rates, terms and conditions set forth herein;

NOW THEREFORE, in consideration for the agreements and undertakings established herein and the mutual benefits derived therefrom, it is agreed as follows:

1.    GENERATION SERVICES

A.	Firm Electric Power And Energy Services

Company will supply and deliver to Customer all of the firm electric capacity and energy (hereinafter “Energy”) needed by Customer to serve its native load, to operate its transmission and distribution system and to provide transmission and distribution services, to fulfill its obligations under all applicable federal and state tariffs or contracts, to satisfy regional reliability requirements, and for any other purpose related to the provision of wholesale or retail electric service and Customer shall purchase and pay for such Energy in accordance with the terms of this Agreement.

B.	Ancillary Services

Consistent with subsection 1.A above, a portion of the capacity and energy made available to Customer under this EPSA shall be in the form of certain generation-based ancillary services as needed by Customer to serve its native load, to operate its transmission and distribution system and to provide transmission and distribution services, to fulfill its obligations under all applicable federal and state tariffs or contracts, and to satisfy regional reliability requirements. Such ancillary services shall include Reactive Supply and Voltage Control from Generation Sources Service, Regulation and Frequency Response Service, Energy Imbalance Service and Retail Energy Imbalance Service, Operating Reserve - Spinning Reserve Service, Operating Reserve - Supplemental Reserve Service, and Loss Compensation Service, and s hall be delivered in accordance with the same terms and conditions as required for delivery of such services under the Ameren OATT. Customer shall purchase and pay for such ancillary services in accordance with the terms of this Agreement.

2.    TERM

Subject to acceptance of this EPSA by the Federal Energy Regulatory Commission (“FERC”), supply and delivery of Energy pursuant to the EPSA shall begin on the Transfer Date established in the “Asset Transfer Agreement” dated May 1, 2000 between Customer and Genco and terminate at 12:00 P.M. CPT on December 31, 2006.

3.    DELIVERY POINTS

All Energy supplied under this EPSA that is provided by generation sources acquired by Genco from Customer shall be deemed to be delivered at the bus bar connecting each such generation source to the Customer’s transmission system. All Energy supplied under this EPSA that is provided by other generation sources shall be deemed to be delivered at the point of interconnection between Customer’s transmission system and the transmission system over which the Energy is being delivered. Energy supplied under this EPSA shall be sixty (60) hertz, three (3) phase alternating current.

4.    TRANSMISSION

Transmission of Energy to Customer shall be firm transmission as such is defined in the transmission provider’s Open Access Transmission Tariff. Company shall be responsible for making all necessary transmission arrangements for transmission of Energy to the Points of Delivery identified above from sources not directly interconnected to the Ameren transmission system, and for any communication with any transmission provider relating to the transmission and delivery of Energy to Customer, including communications concerning scheduling, tagging, displacements, disputes, or other operational issues. Customer shall cooperate with Company for the purpose of attaining the necessary firm transmission service and for implementing the transmission service required for supplying the Energy to the Points of Delivery.

5.    METERING

The Parties recognize that certain meters used to measure the amount of Energy received by Customer are owned by Customer. In order that the accuracy of registration is maintained in accordance with good utility practice, metering equipment shall be tested by Customer at suitable intervals. At the request of Company, special tests shall be performed, but if less than two percent inaccuracy is found, Company shall pay for the test. The expense of all other tests shall be borne by Customer.

Representatives of each Party may be present at all routine or special tests or whenever any readings for the purposes of settlements are taken from meters not having an automatic record. If any test of metering equipment discloses an inaccuracy exceeding two percent, the accounts of the Parties shall be adjusted for the period, not exceeding 90 days, that such inaccuracy is estimated to have existed. Should any metering equipment fail to register, the amounts of Energy delivered and demands established shall be estimated from the best available data. Meters shall be adjusted as nearly as practicable to 100.0% at the time of any meter tests, and Customer shall furnish a copy of any meter test results when requested by Company.

6.    SYSTEM PLANNING

In order for Company to plan adequately for Customer’s Energy requirements, Customer shall notify Company no later than November 1 of each year of its annual load plan for the next calendar year during the Term. Such annual load plan shall be consistent with the forecasted peak demand reported to the Mid-American Interconnected Network (“MAIN”) for such year. Customer shall also provide to Company an update to its annual load plan on or before March 1 of each year during the Term.

7.    RECORDS

Customer shall provide Company with all records that may reasonably be requested by Company for the purpose of administering this EPSA. The Parties shall keep such records as may be needed to afford a clear history of all transactions under this Agreement. The originals of all such records shall be retained by each party for a minimum of three years and copies shall be delivered to the other Party upon request.

8.    PRICES

A.	Charges For Energy Supplied To Customer (For Sales Other Than Market Price Sales And Other Than For Sales of Ancillary Services under the Ameren OATT)

1.	Capacity Charges

Each calendar year, Company will be entitled to be compensated at a rate of $69,708/MW/Yr. for the quantity (“Quantity”) of capacity supplied, which shall be equal to the greater of: (1) Customer’s forecasted peak demand reported to MAIN for that year, or (2) Customer’s actual annual peak demand (“Peak Demand”); minus the portion of the forecasted or actual peak demand, as applicable, represented by Market Price Sales and by sales of ancillary services pursuant to the Ameren OATT. For the purpose of this provision, Customer’s forecasted peak demand and actual annual peak demand shall be adjusted for losses to the extent necessary to be determined at the Points of Delivery.

Customer shall pay Company monthly for one-twelfth of the applicable annual capacity charges for each calendar year during the Term (or a pro rata share of such annual capacity charges during the year ending December 31, 2000) based on Customer’s forecasted peak demand for such year as reported to MAIN. Within 10 days after the close of each calendar year, Company shall calculate the Customer’s capacity charges on the basis of Customer’s actual annual peak demand. In the event that Customer’s actual annual peak demand for such year exceeded its forecasted peak demand that had been reported to MAIN for such year, Customer shall pay Company for any additional capacity charges that are due with respect to such year at the time of payment of its next monthly bill.

2.	Energy Charges

In addition to the capacity charges specified above, Customer shall pay Company an energy charge of $21.81/Mwh for all energy supplied by Company to the Points of Delivery for sale other than as Market Price Sales and other than for sales of ancillary services pursuant to the Ameren OATT.

B.	Charges For Energy Supplied To Customer For Market Price Sales

In addition to the charges for Energy supplied to Customer as set forth above, Customer shall pay Company an amount equal to the amount Customer receives from retail customers for power and energy sold as Market Price Sales. Within 15 days following the close of each calendar month, Customer shall advise Company of the estimated amount of power and energy sold as Market Price Sales for such month and the average rate per Mwh at which such power and energy was sold. Payments for all Energy supplied to Customer for Market Price Sales shall be remitted by Customer to Company in the month following the month in which Customer receives payment for such Energy. Within 45 days following the close of each calendar month, Customer shall advise Company of the actual amounts of Market Price Sales for such month, and the su bsequent payments from Customer to Company shall be adjusted accordingly.

C.	Charges For Ancillary Services for Ameren OATT Transactions

Customer shall pay Company all amounts received by Customer for ancillary services provided hereunder and resold by Customer pursuant to the Ameren OATT. Within 15 days following the close of each calendar month, Customer shall advise Company of the estimated amount of such ancillary services resold by Customer and the amount of total charges Customer received from such resale. Payment of the total amount received by Customer shall be remitted to Company in the month following the month in which Customer receives payment for such ancillary services provided hereunder and resold by Customer.

9.    REGULATION

The parties recognize that this EPSA is subject to regulation by the FERC pursuant to Part II of the Federal Power Act. If the FERC should require the modification of this EPSA prior to its acceptance, the parties shall, in good faith, attempt to reach agreement on modifications that would be acceptable to the FERC in a manner that retains the economic benefits intended to be derived by each party under this EPSA.

10.    ACCESS

Customer shall provide, at no cost to Company, a suitable place (including means of support) on and access to Customer’s property for Company to install, maintain, operate, repair, replace, and remove all equipment and facilities necessary for Company to perform its obligations under this EPSA. Customer shall use reasonable diligence to protect all of Company’s equipment located on Customer’s property.

11.    PAYMENT OF BILLS

A.	BILLING FOR SERVICE: Bills for Energy supplied to Customer for sales other than Market Price Sales will be based upon the Quantity of capacity and amount of energy supplied by Company at the Points of Delivery. Bills and payment for ancillary services shall be rendered consistent with Section 8C of the EPSA. Within 15 days after the close of each calendar month, the Company will issue the bill to Customer electronically (commonly referred to as “EDI”), or other suitable means. If the Company is unable to obtain meter information, or if final Market Price Sales data or ancillary services data is unavailable, an estimated bill will be issued, computed on the basis of Customer’s previous use together with such other information as is available. Once all billing information is considered final, the estima ted bill will be adjusted and any payment due difference will be reflected on the next scheduled billing.

B.	PAYMENT PERIODS: The last date for payment of the “net amount” shown on the bill for Energy supplied to Customer for sales other than Market Price Sales and for ancillary services shall be seven days after the date the bill is issued (hereinafter “Net Payment Period”). Payment of all amounts for all Energy supplied to Customer for Market Price Sales and sales of ancillary services shall be due on the same date. In the event of a disputed bill Customer shall pay the undisputed portion within the Net Payment Period. When the last day of any Net Payment Period falls on a day other than a business day of Company, such period will be automatically extended to include the next following business day. Other than a business day of Company shall include Saturdays, Sundays, and the following holidays: New Year’s day, Lincoln’s Birthday, Washington’s Birthday, Martin Luther King’s Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving day, Friday following Thanksgiving day, Christmas Eve (the last day of regular work schedule prior to Christmas day), Christmas day and New Year’s Eve (the last day of regular work schedule prior to New Year’s day). Whenever a holiday falls on Sunday the following Monday will not be considered a business day. Whenever a holiday falls on a Saturday, the prior Friday will not be considered a business day.

C.	PAYMENT AND LATE PAYMENTS: Customer shall make payment to Company by wire transfer, or other acceptable means, within the Net Payment Period in immediately available U.S. funds. When a bill is paid after the last date for payment in the “net amount” shown on the bill a late payment charge equivalent to one and one half (1 1/2) percent will be assessed each month on the unpaid balance.

12.    INDEMNIFICATION

Customer shall indemnify and save harmless and defend Company from and against any and all claims, demands, damages, costs or expenses arising, growing out of or resulting in any manner after delivery of Energy to Customer or from improper or negligent construction, installation, insulation, maintenance or operation of Customer’s lines and appurtenances.

13.    FORCE MAJEURE

In the event of Force Majeure, Company shall notify Customer immediately by oral communication, confirmed in writing, of such occurrence, reporting the commencement time and date, estimated duration, and estimated magnitude of the reduction in Energy deliveries resulting from the Force Majeure situation. Company shall not be liable for the failure to deliver the full amount or any part of the Energy to be supplied pursuant to this EPSA for the duration of the Force Majeure. For the purpose of this provision, “Force Majeure” means an event or circumstances which prevents Company from performing its obligations under this EPSA, which is not within the reasonable control of the Company, and which, by exercise of due diligence, the Company is unable to overcome or avoid or cause to be avoided. Force Majeur e includes, but is not restricted to, fires, strikes, labor stoppages, epidemics, floods, earthquakes, lightening storms, ice, acts of God, riots, civil disturbances, civil war, invasion, insurrection, military or usurped power, war, sabotage, explosions, failure of equipment or of contractors or suppliers of materials or fuel, inability to obtain or ship material, fuel or equipment because of the effect of similar causes on suppliers or carriers, or an action or restraint by court order or public or governmental authority (so long as the Company has not applied for or assisted in the application for such court or governmental action). Force Majeure shall not include Company’s ability to sell Energy to another purchaser at a more advantageous price than that contained in this EPSA. The settlement of strikes, walkouts, lockouts, and other labor disputes shall be entirely within the discretion of the Company, and Company may make settlement at such time and on such terms and conditions as it may deem to b e advisable. Interruption by a transmission provider shall not be deemed to be an event of Force Majeure unless (i) Company shall have made arrangements with such transmission provider for the firm transmission, as defined under the transmission provider’s Open Access Transmission Tariff, of the Energy and (ii) such interruption is due to “force majeure” or “uncontrollable force” or a similar term as defined under the transmission provider’s Open Access Transmission Tariff, and (iii) no other path is available and no other remedy is available.

14.    ASSIGNMENT

This EPSA shall inure to the benefit of, and be binding upon, the respective successors and assigns of Customer and Company. No assignment of this EPSA shall be made by a Party except to a wholly owned subsidiary or successor to substantially all of that Party’s business who assumes possession and operates substantially the same facilities and business as the assignor. Notwithstanding the foregoing, either Party shall be free to assign this EPSA to any of its subsidiaries or affiliates, without the written consent of the other Party. The assignment by a Party shall not relieve the Party, without the written consent of the other Party, of any obligation to provide, or to accept and pay for, as the case may be, the services contracted for hereunder.

15.     NOTICES

All notices to be given under this EPSA shall be in writing via First Class U.S. mail, FAX or e-mail and shall be deemed given when sent. Notices shall be addressed as set forth below, or to such other address as the party to be notified may designate from time to time.

Notice to Company:

Andrew M. Serri
Vice President of Sales and Marketing
Ameren Energy Marketing Company
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103

Notice to Customer:

Craig D. Nelson
Vice President
Central Illinois Public Service Company
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103

16.    WRITTEN MODIFICATION

The rates for service specified herein shall remain in effect for all Energy supplied by Company through December 31, 2006, and shall not be subject to change through application to the FERC pursuant to the provisions of Section 205 of the Federal Power Act prior to that time absent the agreement of the Parties. This EPSA shall not be modified except in writing by amendment, executed by both parties, making express reference to the EPSA and the specific provisions hereof modified or amended.

17.    LIMITS OF LIABILITY

IN THE EVENT OF LITIGATION UNDER THIS EPSA, THE PREVAILING PARTY SHALL BE ENTITLED TO COMPENSATION FOR ANY REASONABLE ATTORNEYS FEES AND OTHER COSTS THAT MAY BE INCURRED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

18.     DUTY TO MITIGATE

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this EPSA.

19.    WAIVERS

Any waiver at any time by either Company or Customer of its rights with respect to a default under this EPSA or with respect to any other matter arising in connection with this EPSA shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this EPSA shall not be deemed a waiver of such right.

20.    ENTIRE AGREEMENT

This EPSA contains the entire agreement between the Parties in respect to the subject matter contained herein, and there are no other understandings or agreements between Company and Customer in respect thereof.

21.    WARRANTIES

The warranties expressly set forth in this EPSA are the sole warranties given by either Party to the other Party in connection with the sale and purchase of Energy hereunder. EXCEPT AS SET FORTH HEREIN, COMPANY EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR EXAMPLES, OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

22.    LIMITATION

This EPSA is not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, association, or entity other than the parties to this EPSA, and the obligations herein assumed are solely for the use and benefit of the parties to this EPSA, their successors in interest, or assigns.

23.    SURVIVORSHIP OF OBLIGATIONS

The termination of this EPSA shall not discharge any Party from any obligation it owed to the other Party under the EPSA by reason of any transaction, loss, cost, damage, expense or liability which shall occur or arise prior to such termination. It is the intent of the Parties that any such obligation owed (whether the same shall be known or unknown as of the termination of this EPSA) shall survive the termination of this EPSA. The Parties also intend that the indemnification and limitation of liability provisions contained in this EPSA shall remain operative and in full force and effect, regardless of any termination of this EPSA, except with respect to actions or events occurring or arising after such termination is effective.

24.    GOVERNING LAW

The interpretation and performance of this EPSA shall be in accordance with and controlled by the laws of the State of Illinois (including any applicable orders and regulations issued by the ICC), except as to matters governed by federal statute.

25.    SAVING CLAUSE

The provisions of this EPSA shall be interpreted where possible in a manner to sustain their legality and enforcement. If at any time a provision of this EPSA is found to be unenforceable, such provision shall be removed and the rest of this EPSA shall remain intact and in effect as if the removed provision was never contained therein.

26.    RESOLUTION OF DISPUTES

If a question or controversy arises between the Parties concerning the observance or performance of any of the terms, provisions or conditions contained herein or the rights or obligations of either Party under this EPSA, such question or controversy shall in the first instance be the subject of a meeting between the Parties to negotiate a resolution of such dispute. Such meeting shall be held within fifteen (15) days of a request by either Party. If within fifteen (15) days after that meeting, the Parties have not negotiated a resolution or mutually extended the period of negotiation, either Party may seek resolution of the question or controversy by arbitration, subject, however, to any prohibition thereto by any governmental law or regulation.

The Party calling for arbitration (“Initiating Party”) shall give written notice to the other Party setting forth (a) a short and plain statement of the issue(s) to be arbitrated; (b) a short and plain statement of the claim showing that the Initiating Party is entitled to relief; and (c) a statement of the relief to which the Initiating Party claims to be entitled. Such written notice including sections (a), (b) and (c) defined above shall not exceed a document length of 20 pages, double spaced utilizing a font of 12. Within twenty (20) days from the date of receipt of such notice, the other Party (“Receiving Party”) may submit its written response and give notice in the same manner required above of additional issues to be arbitrated. The Initiating Party shall have twenty (20) days to respond to any issues submitted for arbitration by the Receiving Party.

Within thirty (30) days of the date of the Initiating Party’s written notice requesting arbitration, each party shall designate a competent and disinterested person to act as that party’s designated arbitrator, with the two (2) persons designated selecting a third neutral arbitrator within twenty (20) days of their designation. In the event the first two- (2) arbitrators cannot agree on a mutually acceptable third arbitrator, they shall apply to the American Arbitration Association (“AAA”) to appoint the third arbitrator. The arbitration shall be conducted pursuant to the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and the Commercial Arbitration Rules of the AAA.

Any decision and award of the majority of arbitrators shall be binding upon both parties. The arbitrators shall not award any indirect, special, incidental or consequential damages against either party. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

27.   HEADINGS

The descriptive headings of the sections of this EPSA have been inserted for convenience of reference only and shall not modify or restrict any of the terms and provisions thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this EPSA to be executed in duplicate, by its authorized officers, day and year first above written.

AMEREN ENERGY MARKETING COMPANY		CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
By	/s/ Andrew M. Serri	By	/s/ Craig D. Nelson
	(Company Officer Signature)		(Customer Officer Signature)
	Andrew M. Serri		Craig D. Nelson
(Printed Name)			(Printed Name)
	Vice President of Sales and Marketing		Vice President
(Title)			(Title)